PRESS RELEASE

PATAPSCO BANCORP, INC.
For further information contact Michael J. Dee, President 410-285-9313

Patapsco Bancorp, Inc. Announces  4th Quarter Results

Baltimore, Md. July 25, 2011 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announces an unaudited net loss available for common shareholders of $1.1 million or $0.55 diluted loss per share for the Company’s year ended June 30, 2011 as compared to an unaudited net loss of $2.7 million or $1.39 diluted loss per share for the same period of the prior year.

For the fourth quarter of the Company’s fiscal year 2011 which ended June 30, 2011, the Company announced a net loss to common shareholders of $152,000 or $0.08 per share as compared to net loss of $542,000 or $0.28 per share for the comparable period in the prior year.

The Company’s annual and quarterly results were significantly impacted by a $2.7 million and $420,000 provision for loan losses.  The annual amount is $983,000 lower than the provision incurred for fiscal year 2010 while the quarterly amount is $94,000 higher than the amount for fourth quarter of 2010.  Non-interest expense was 17% and 20% lower for the current annual and quarterly periods, respectively, as credit costs, although still elevated, were lower than the respective periods of the previous year.  Non-performing assets improved as they represented 4.38% of total assets at June 30, 2011 as compared to 4.67% at June 30, 2010.  The ratio of the allowance for loan losses grew to 2.25% of total loans at June 30, 2011 compared to 1.76% at June 30, 2010.  The coverage ratio also improved as the allowance for loan losses was 42.2% of non-performing loans at June 30, 2011 versus 36.3% at June 30, 2010.

As of June 30, 2011, Patapsco Bancorp, Inc. reported assets of $267 million, deposits of $231 million and total stockholders’ equity of $16.6 million compared to $270 million, $229 million and $17.4 million at June 30, 2010, the Company’s previous fiscal year end.  The Patapsco Bank remains well capitalized at all levels.

Attached hereto is a summary of the unaudited financial highlights for the periods.

The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Glen Arm and Carney and its Baltimore City office located in Hampden.

When used in this Press Release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp’s financial performance and could cause Patapsco Bancorp’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  Patapsco Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL HIGHLIGHTS (unaudited)
Patapsco Bancorp, Inc. and Subsidiary

	For the Three Months Ended		For the Twelve Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2011	2010	2011	2010

OPERATING RESULTS:
Interest Income	$3,079	$3,243	$12,655	$13,840
Interest Expense	945	1,238	4,204	5,382
Net Interest Income	2,134	2,005	8,451	8,458
Provision For Loan Losses	420	326	2,718	3,701
Net Interest Income After Provision
for Loan Losses	1,714	1,679	5,733	4,757
Other Noninterest Income	193	165	889	771
Noninterest Expense	2,038	2,549	7,792	9,387
Income Tax Benefit	(75)	(245)	(496)	(1,510)
Net Loss	(56)	(460)	(674)	(2,349)
Preferred Stock Dividends	96	82	387	327
Net Loss Available for Common Shareholders	$(152)	$(542)	$(1,061)	$(2,676)

PER SHARE DATA:
Net Loss per Common Share, Basic	$(0.08)	$(0.28)	$(0.55)	$(1.39)
Net Loss per Common Share, Diluted	$(0.08)	$(0.28)	$(0.55)	$(1.39)

Book Value per Common Share	$5.36	$5.84
Tangible Book Value per Common Share (1)	$5.29	$5.74
Period-End Common Stock Price	$0.75	$2.49
Common Stock Price as a Percentage of Tangible Book Value	14.18%	43.38%

PERFORMANCE RATIOS: (2)
Return on Average Assets	-0.08%	-0.69%	-0.25%	-0.89%
Return on Average Equity	-1.32%	-9.28%	-3.84%	-11.98%
Net Interest Margin	3.40%	3.28%	3.32%	3.40%
Net Interest Spread	3.26%	3.12%	3.20%	3.26%

	At
	June 30,	June 30,
	2011	2010
BALANCES:
Net Loans	$182,570	$197,169
Total Assets	$266,841	$269,723
Deposits	$231,306	$228,789
Borrowings	$17,000	$22,100
Stockholders' Equity	$16,564	$17,370

CAPITAL & CREDIT QUALITY RATIOS:
Bank Leverage ratio	7.54%	7.76%
Bank Tier 1 Risked Based ratio	12.10%	11.09%
Bank Total Risked Based ratio	13.37%	12.35%
Allowance For Loan Losses to Total Loans	2.25%	1.76%
Nonperforming Assets to Total Assets	4.38%	4.67%
Allowance For Loan Losses to Nonperforming Loans	42.17%	36.26%

(1) Tangible book value per share deducts intangible assets from common equity.
(2) Amounts for the three month periods ended June 30, 2011 and 2010 are annualized.